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                             NORTH TRACK FUNDS, INC.

                              AMENDED AND RESTATED

                          MULTIPLE CLASS OPERATING PLAN
                            (PURSUANT TO RULE 18F-3)

                       (UPDATED THROUGH DECEMBER 17, 2004)


         WHEREAS, the Board of Directors of North Track Funds, Inc. ("North Track") has considered the terms of the multi-class plan ("Plan") for its various mutual fund series ("Funds"), under which Plan North Track may offer multiple classes of shares in the Funds pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), such Plan originally having been adopted by a vote of the Board of Directors of North Track on November 3, 1995; as amended and restated effective May 5, 1998, November 1, 1999, February 29, 2000, May 1, 2003, November 25, 2003 and December 17, 2004;

         WHEREAS, a majority of the Directors of North Track, including a majority of the Directors who are not interested persons of North Track, have found the Plan, as amended and restated and set forth herein, to be in the best interests of the shareholders of North Track;

         NOW, THEREFORE, North Track hereby approves and adopts the Plan for the Funds as set forth below pursuant to Rule 18f-3 of the 1940 Act.

                                    ARTICLE I
                         MULTIPLE CLASSES FOR ALL FUNDS

         All currently-designated Funds and any and all Funds established in the future may, from time to time, issue one or more of the following classes of shares:

                                 Class A Shares
                                 Class B Shares
                                 Class C Shares
                                 Class R Shares

         In addition, the PSE Tech 100 Index, Dow Jones U.S. Health Care 100 Plus and Dow Jones U.S. Financial 100 Plus Funds (the "Underlying Funds") may issue Class F Shares. Class F Shares will only be available for investment by the North Track Strategic Allocation Fund. Class F Shares will have no front-end sales charge, contingent deferred sales charge or 12b-1 fees.

         Each class is subject to such investment minimums and other conditions as set forth in North Track's prospectuses and statements of additional information as from time to time are in effect. Differences and expenses among classes, the conversion from one class to another class, and exchange features are subject to the terms and conditions of this Plan.

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A. INITIAL SALES CHARGE

         Class A Shares of the Funds are offered at a public offering price that is equal to their net asset value ("NAV") plus a sales charge of up to a maximum percentage of the public offering price, as established for each Fund from time to time in its prospectus. The maximum sales charges on Class A Shares of any Fund may be reduced or waived as permitted under Rule 22d-1 of the 1940 Act and as described in North Track's prospectus for the relevant Fund as in effect from time to time. For example, sales charges may be reduced or eliminated for investments at various levels (breakpoints), as well as for certain classes of investors such as employees of the advisor, sub-advisor, distributor, etc.

         Class B Shares have no initial sales charge and no sales charge is imposed when Class B Shares are automatically converted to Class A Shares.

         Class C Shares and Class R Shares have no initial sales charge.

B. CONTINGENT DEFERRED SALES CHARGE

         A contingent deferred sales charge ("CDSC") is imposed on Class B Shares and Class C Shares under certain circumstances.

         North Track imposes a CDSC on Class B Shares if the investor redeems Class B Shares that have been owned less than eight years according to the following schedule:

HOLDING PERIOD:                                               CDSC
--------------                                                ----
1 Year or Less                                                 5%
More Than 1 Year, But Less than 3 Years                        4%
3 Years, But Less than 4 Years                                 3%
4 Years, But Less than 5 Years                                 2%
5 Years, But Less than 6 Years                                 1%
6 Years or More*                                               0%

--------------------

* Convert to Class A Shares after eight years, except for Class B Shares of the Cash Reserve Fund which convert to Class X Shares of that Fund after eight years.

         North Track imposes a CDSC on Class C Shares if the investor redeems Class C Shares that have been owned less than 18 months. The rate of the CDSC applicable to Class C Shares is 1.00%.
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         The amount of the CDSC is based upon the NAV of the Class B Shares or
Class C Shares, as the case may be, at the time of redemption or at the time of purchase, whichever is less. For Class B Shares, the CDSC is gradually reduced over a period of six years. Consistent with the requirements of Rule 6c-10 of the 1940 Act, the CDSC will not be imposed under certain circumstances as described in the Funds' prospectuses. For example, the CDSC will not be imposed on shares acquired through the reinvestment of dividends or capital gains or upon certain redemptions from retirement plans. In determining whether an amount is available for redemption without a CDSC as well as to compute the amount of the CDSC, it is assumed that shares acquired through the reinvestment of dividends and capital gains distributions are redeemed first, then shares are redeemed in the order purchased, from last to first.

         Class A Shares, Class B Shares and Class C Shares are aggregated for purposes of Rights of Accumulation and Letters of Intent as described in the Funds' prospectuses.

C. SEPARATE ARRANGEMENTS AND EXPENSE ALLOCATIONS OF EACH CLASS

         Class A Shares, Class B Shares, Class C Shares and Class R Shares pay the expenses associated with their different distribution and servicing arrangements. Each class (including Class F Shares of the Underlying Funds) may, at the Directors' discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Funds' assets, if those expenses actually are incurred in a different amount by the class, or if the class receives services of a different kind or to a different degree than the other class. All other expenses will be allocated to each Class on the basis of the net asset value of the Shares.

         Class A Shares, Class B Shares, Class C Shares and Class R Shares pay fees for services rendered and borne in connection with personal services rendered to the shareholders of the respective Classes and the maintenance of shareholder accounts. In addition, Class A Shares, Class B Shares, Class C Shares and Class R Shares pay service fees at an annual rate of twenty-five basis points (0.25%) of net assets computed on a daily basis, and Class B Shares and Class C Shares also pay a separate Rule 12b-1 distribution fee at an annual rate of seventy-five basis points (0.75%) of net assets computed on a daily basis and Class R Shares also pay a separate Rule 12b-1 distribution fee at an annual rate of fifty basis points (0.50%) of net assets computed on a daily basis, as described in the Funds' prospectuses. Class F Shares of the Underlying Funds do not pay any shareholder service or distribution fees under Rule 12b-1.

D. CONVERSION FEATURES

         Class B Shares of each Fund automatically convert to Class A Shares (Class X Shares in the case of the Cash Reserve Fund) of the same Fund after they have been held for eight years, and thereafter are subject to lower fees charged to Class A Shares (Class X Shares in the case of the Cash Reserve Fund). In this regard, if there are any material changes in payments authorized under the Rule 12b-1 Plan applicable to Class A Shares (Class X Shares in the case of the Cash Reserve Fund) without the approval of the Class B shareholders, North Track will establish a new class of shares into which Class B Shares would convert, on the same terms as those applied to Class A Shares (Class X Shares in the case of the Cash Reserve Fund) before such increase.
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         Class C Shares and Class R Shares do not convert into any other class and, therefore, remain subject to the higher distribution fees charged to Class C Shares and Class R Shares the entire time they are held.

         Class A Shares, as well as Class F Shares of the Underlying Funds, do not convert into any other class.

E. EXCHANGE FEATURES

         A shareholder may exchange Class A Shares, Class B Shares, Class C Shares and Class R Shares of any Fund at net asset value for the same class of shares of any other Fund provided the registration will be identical and the other Fund offers the particular class of Shares. Class A Shares of any Fund may be exchanged for Class X Shares of the Cash Reserve Fund, and vice versa. Exchanges of Class A Shares will be subject to the applicable front-end sales charge on the Class A Shares received in the exchange, less any front-end sales charge paid on the Class A Shares surrendered in the exchange. However, if Class A Shares being exchanged represent an investment held for at least six months in any Fund (other than the Cash Reserve Fund), then no additional front-end sales charge will be imposed on the Class A Shares of another Fund received in the exchange. The Class R Shares are never subject to a contingent deferred sales charge and, therefore, are not subject to a contingent deferred sales charge when they are surrendered for exchange or ultimately redeemed. Although no contingent deferred sales charge will be imposed on the Class B Shares or Class C Shares surrendered in an exchange, the Class B Shares or Class C Shares received in the exchange will be subject to a contingent deferred sales charge when they are ultimately redeemed. In determining a shareholder's holding period for the applicable contingent deferred sales charge on the Class B Shares or Class C shares, the period during which the shareholder held the same class of shares of another Fund that were exchanged for the shares of the then current Fund shall be included. If less than all of a Class B Share investment or a Class C Share investment is exchanged, any portion of the investment attributable to dividends, capital gains and/or capital appreciation will be exchanged first, and thereafter any portions exchanged will be in the order purchased, from first to last.

E. DIVIDENDS AND OTHER DISTRIBUTIONS

         Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains. All dividends and distributions will be paid in the form of additional shares of the same class of the same Fund that generated the dividend or distribution, unless the shareholder has elected another option. Dividends paid by each Fund with respect to each class are calculated in the same manner and at the same time.

F. VOTING RIGHTS

         Each share of a Fund entitles the shareholder of record to one vote. Each Fund votes separately on matters relating solely to that Fund. Each class shall have exclusive voting rights on any matter than affects that class individually, and shall have separate voting rights on any matters submitted to shareholders in which interests of the separate classes differ. All shareholders will have equal voting rights on any matter that affects all shareholders of all classes equally, and all shareholders within a separate class will have equal voting rights with all other shareholders of that class on any matter that affects that class individually. Because of the

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automatic conversion feature of the Class B Shares, Class B shareholders may be asked to vote separately on any material increase in payments under the Rule 12b-1 Plan, even if the increase affects only the Class A Shares (or Class X Shares in the case of the Cash Reserve Fund).

H. LIQUIDATION RIGHTS

         Class A Shares, Class B Shares, Class C Shares and Class R Shares (and Class F Shares of the Underlying Funds) shall have equal rights in connection with voluntary or involuntary redemptions and any liquidation of any Fund, all in accordance with the conditions and policies and procedures established from time to time in the current Prospectus and Statement of Additional Information relating to the relevant Fund.

                                   ARTICLE II
                      OPERATING PLAN FOR CASH RESERVE FUND

         In addition to Class B and Class C Shares, the Cash Reserve Fund may, from time to time, issue one or more of the following classes of shares:

                         Class X Shares (Retail Shares)
                      Class Y Shares (Institutional Shares)

         Each class is subject to such investment minimums and other conditions as are set forth in the Cash Reserve Fund's then current prospectuses. The relative rights and preferences of the classes, including the differences in allocation of expenses among the classes, are set forth below.

A. OWNERSHIP RIGHTS

         Each Class B Share, Class C Share, Class X Share and Class Y Share represents a pro rata ownership interest in the net assets of the Cash Reserve Fund, taking all outstanding Class B Shares, Class C Shares, Class X Shares and Class Y Shares together without regard to Class.

B. VOTING RIGHTS

         Each class shall have exclusive voting rights on any matter submitted to shareholders of the Cash Reserve Fund that affects only the class (e.g., in the case of Class X Shares, amendments to North Track's Rule 12b-1 Plan as it relates to the Class X Shares of the Cash Reserve Fund).

         Each class shall vote separately by class on any matter submitted to shareholders of the Cash Reserve Fund with respect to which the classes of shares have interests different from one another, and approval of any such matter with respect to any class shall require the affirmative vote of shareholders holding the requisite majority of shares of that class.

         All classes shall vote together and shall have equal voting rights (one vote for each Share and a proportional vote for each fractional share) with respect to all other matters submitted to shareholders of the Cash Reserve Fund.

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C. DIVIDEND AND LIQUIDATION RIGHTS

         All classes shall be entitled to participate equally on a pro rata basis in all dividends as and when declared and paid by the Cash Reserve Fund from time to time pursuant to the direction of North Track's Board of Directors and the dividend policy disclosed in the Cash Reserve Fund's then current prospectuses and statements of additional information relating to its various classes of shares.

         All classes shall have equal rights in connection with voluntary or involuntary redemptions and any liquidation of the Cash Reserve Fund, all in accordance with the conditions and the policies and procedures established from time to time in the current prospectuses and statements of additional information relating to the Cash Reserve Fund.

D. INCOME AND EXPENSE ALLOCATIONS

         Except as described in this Article II, Section D of this Plan, all income and capital gains and all expenses and capital losses earned or incurred by the Cash Reserve Fund shall be allocated equally to each outstanding share of common stock of the Cash Reserve Fund, without regard to class.

         In general, each class shall pay the expenses associated with its unique distribution and servicing arrangements. Costs and expenses incurred by the Cash Reserve Fund exclusively for the benefit of any one class
 (e.g., state securities qualification fees; costs and expenses incurred in connection with a shareholder meeting in which only holders of one or another of the classes will participate; costs incurred for preparation, printing and mailing of marketing materials, relating to only one of the classes; etc.) shall be allocated entirely to the class for whose benefit such costs and expenses are incurred. Any such disproportionate allocations will be made at the discretion of the Board of Directors of North Track, taking into account such factors as whether the expenses actually are incurred in a different amount by one class as opposed to another, or if one class receives services of a different kind or to a different degree than another class. All other expenses, including without limitation advisory and custodial fees and other expenses related to the management of the Cash Reserve Fund's assets, shall be allocated to each share regardless of class, or based on relative net assets (e.g., settled shares), as permitted by the provisions of Rule 18f-3 under the 1940 Act.

         With respect to North Track's Rule 12b-1 Distribution Plan, Class X Shares pay service fees at an annual rate of 15 basis points (0.15%) of net assets computed on a daily basis. Class B Shares and Class C Shares pay service fees at an annual rate of 25 basis points (0.25%) of net assets computed on a daily basis, and also pay a separate Rule 12b-1 distribution fee at an annual rate of 75 basis points (0.75%) of net assets computed on a daily basis, as described in the Prospectuses relating to those classes of shares. Class Y Shares do not pay any Rule 12b-1 service fees or distribution fees.

         Fees payable pursuant to any shareholder servicing agent agreements entered into by North Track Funds, Inc. (on behalf of the Cash Reserve Fund) shall be payable only with respect to the class of shares held pursuant to such agreement(s) (and each shareholder servicing agent agreement shall so provide), and any such fees incurred by the Cash Reserve Fund shall be allocated entirely to the outstanding of the relevant class(es) shares.
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         This Plan is subject to amendment in accordance with the provisions of
North Track's Articles of Incorporation and Bylaws and in accordance with the provisions of applicable law. This Plan shall be construed and interpreted in compliance with the requirements of Rule 18f-3 of the 1940 Act.

E. EXCHANGE FEATURES

         A shareholder may exchange Class A Shares, Class B Shares and Class C Shares of any Fund at net asset value for Class X Shares of the Cash Reserve Fund, and vice versa. In addition, a shareholder may exchange Class B Shares of any Fund for Class B Shares of the Cash Reserve Fund, and vice versa, and may exchange Class C Shares of any Fund for Class C Shares of the Cash Reserve Fund, and vice versa. Exchanges of Class X Shares of the Cash Reserve Fund for Class A Shares of another Fund will be subject to the front-end sales charge applicable to the Class A Shares of the other Fund. However, if the Class X Shares being exchanged represent an investment that had been held for at least six continuous months in any other Fund, then the front-end sales charge will not be imposed on the Class A Shares of the Fund received in the exchange. Shareholders will not be charged a contingent deferred sales charge on the Class B Shares or Class C Shares of the Fund they surrender in an exchange for Class B Shares or Class C Shares of the Fund they receive of the Fund. The Class B Shares or Class C Shares received in the exchange will be subject to a contingent deferred sales charge based on the period of time in which the Class B Shares or Class C Shares given up in the exchange and based on the net asset value of those shares at the time of purchase.